Registration No. 333-

As filed with the Securities and Exchange Commission on July 7, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QAD INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	77-0105228
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

100 Innovation Place

Santa Barbara, California 93108

(805) 566-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

QAD Inc. 2016 Stock Incentive Program

(Full Title of Plan)

Daniel Lender

Executive Vice President and Chief Financial Officer

QAD Inc.

100 Innovation Place

Santa Barbara, California 93108

(805) 566-6000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with a copy to:

Blase P. Dillingham, Esq.

Craig D. Miller, Esq.

Manatt, Phelps & Phillips, LLP

11355 West Olympic Boulevard

Los Angeles, California 90064

(310) 312-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller-reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Common Stock, par value $0.001 per share(2)	4,000,000	$19.36	$77,440,000	$7,798.21

(1)           Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable under the QAD Inc. 2016 Stock Incentive Program pursuant to the adjustment provisions therein.

(2)           Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of QAD Inc. Class A Common Stock reported on the Nasdaq Global Select Market on July 5, 2016.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents listed below have been filed with the Securities and Exchange Commission by the Registrant (File No. 001-35013) and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed:

•

the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 (including the portions of the Company’s definitive proxy statement related to the Company’s 2016 annual meeting of stockholders incorporated by reference therein);

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2016;

•	the Company’s Form 8-K filed on June 17, 2016; and

•

the description of the Company’s Class A Common Stock set forth in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

All other documents and reports filed by the Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold of this offering will be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents with the Securities and Exchange Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement shall not be deemed to constitute a part of this registration statement except as so modified or superseded.

Item 4.           Description of Securities.

Not applicable

Item 5.     Interests of Named Experts and Counsel.

Not applicable

Item 6.           Indemnification of Directors and Officers.

     Section 102(b)(7) of the Delaware General Corporation Law (“Delaware Corporation Law”) permits a corporation to provide in its certificate of incorporation that directors of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant’s Certificate of Incorporation, as amended (the “Charter”), contains such a provision.

     Section 145 of the Delaware Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     The Registrant’s bylaws provide for indemnification of its officers, directors, employees and other agents in a manner substantially identical to that permitted under the Delaware Corporation Law.

     In addition to the indemnification provided in the Registrant’s Charter and bylaws and by the Delaware Corporation Law, the Registrant has entered into indemnification agreements with its directors and executive officers to provide additional contractual assurances regarding the scope of indemnification and to provide additional procedural protections.

     The Registrant also carries insurance policies that cover its individual directors and officers for legal liability and which would pay on their behalf for expenses of indemnifying them in accordance with the Charter, bylaws and the Delaware Corporation Law.

Item 7.     Exemption from Registration Claimed.

Not applicable

Item 8.     Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Document
4.1	Amended and Restated Certificate of Incorporation of the Registrant (1)

4.2	Restated Bylaws of the Registrant, as amended (2)

5.1	Opinion of Manatt, Phelps & Phillips, LLP *

10.1	Registrant’s 2016 Stock Incentive Program, as amended (3)

23.1	Consent of KPMG, LLP *

23.2	Consent of Manatt, Phelps & Phillips, LLP (Included in Exhibit 5.1) *

24.1	A power of attorney is set forth on the signature page to this Registration Statement

________________________________________

*Filed herewith

(1)

Incorporated herein by reference to Exhibit 3.1 filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011 filed with the Securities and Exchange Commission on April 15, 2011.

(2)	Incorporated herein by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2013.
(3)	Incorporated herein by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Form DEF 14A filed with the Securities and Exchange Commission on April 29, 2016.

Item 9.           Undertakings.

(a)                                  The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Santa Barbara, State of California.

Dated:	July 7, 2016
QAD INC.
(Registrant)
/s/ Karl F. Lopker
Karl F. Lopker
Chief Executive Officer

Each of the undersigned hereby appoints each of Karl Lopker, Pamela Lopker and Daniel Lender as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement, any other registration statements and exhibits thereto that is the subject of this registration statement filed pursuant to Rule 462 under such Act, and any and all applications, instruments and other documents to be filed with the U.S. Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Karl F. Lopker	Chief Executive Officer; Director	July 7, 2016
Karl F. Lopker	(Principal Executive Officer)

/s/ Pamela M. Lopker	Chairman of the Board; President	July 7, 2016
Pamela M. Lopker

/s/ Daniel Lender	Executive Vice President; Chief Financial Officer	July 7, 2016
Daniel Lender	(Principal Financial Officer)

/s/ Kara L. Bellamy	Senior Vice President; Corporate Controller	July 7, 2016
Kara L. Bellamy	(Principal Accounting Officer)

/s/ Scott J. Adelson	Director	July 7, 2016
Scott J. Adelson

/s/ Peter R. van Cuylenburg	Director	July 7, 2016
Peter R. van Cuylenburg

/s/ Lee D. Roberts	Director	July 7, 2016
Lee D. Roberts

/s/ Leslie J. Stretch	Director	July 7, 2016
Leslie J. Stretch

EXHIBIT INDEX

Exhibit No.	Document
4.1	Amended and Restated Certificate of Incorporation of the Registrant (1)

4.2	Restated Bylaws of the Registrant, as amended (2)

5.1	Opinion of Manatt, Phelps & Phillips, LLP *

10.1	Registrant’s 2016 Stock Incentive Program, as amended (3)

23.1	Consent of KPMG, LLP *

23.2	Consent of Manatt, Phelps & Phillips, LLP (Included in Exhibit 5.1) *

24.1	A power of attorney is set forth on the signature page to this Registration Statement

________________________________________

*Filed herewith

(1)

Incorporated herein by reference to Exhibit 3.1 filed with the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011 filed with the Securities and Exchange Commission on April 15, 2011.

(2)	Incorporated herein by reference to Exhibit 3.1 filed with the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2013.
(3)	Incorporated herein by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Form DEF 14A filed with the Securities and Exchange Commission on April 29, 2016.